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                                                                    Exhibit 15.1

November 7, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:


We are aware that AirTouch Communications, Inc. has included our report dated November 7, 1996 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Company's Report on Form 10-Q for the quarter ended September 30, 1996 which is incorporated by reference in the Registration Statements on Form S-8 (No. 33-57083, No. 33-57077, No. 33-57081 and No.
33-10389), the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-62787) and the Prospectus constituting part of the Registration Statement on Form S-4 (No. 333-03107). We are also aware of our responsibilities under the Securities Act of 1933.


Yours very truly,



/s/ Price Waterhouse LLP